Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2009 Annual Report to Shareholders, which is incorporated by reference in Southwest Gas Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009.  We also consent to the reference to us under the heading “Interests of Named Experts and Counsel” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
August 9, 2010